Exhibit 99.1

Panbela Provides Business Update and Reports Q3 2021 Financial Results

MINNEAPOLIS – November 10, 2021 – Panbela Therapeutics, Inc. (Nasdaq: PBLA), a clinical stage biopharmaceutical company developing disruptive therapeutics for the treatment of patients with cancer, today provided a business update and reported financial results for the quarter ended September 30, 2021. Management is hosting an earnings call today at 4:30 p.m. ET.

The third quarter 2021 was marked by further meaningful clinical progress.

Recent Highlights

●

16 patients are in survival follow up since enrollment completed in December 2020, with 2 patients from cohort 2 now exceeding 26.9 and 28.7 months. Median overall survival for cohort 4 plus phase 1b (N=29) has not yet been reached.

●

Issue Notification for patent US 11,098,005 titled “METHODS FOR PRODUCING (6S,15S)-3,8,13,18- TETRAAZAICOSANE-6,15-DIOL”. A novel process for the production of our lead investigational product SBP-101, reduces the number of synthetic steps for its production from seventeen to six, and provides patent coverage to 2039.

●	$10.0 million bought offering of common stock closed July 2021.

“We have had a great third quarter and year to date,” said Jennifer K. Simpson, PhD, MSN, CRNP, President & Chief Executive Officer. “Highlights included reporting on 16 patients in survival follow up, since enrollment completed last December, with two patients north of 2-years. Additionally, we announced the issue notification to produce SBP-101. We also bolstered our balance sheet with the previously announced underwritten common stock offering, which will allow us to finish the current clinical trial, start a randomized trial in 2021 and expand into other cancer indications.”

Upcoming Milestones

●	Initiation of randomized trial by year-end.

●	Initiation of a neoadjuvant study in pancreatic cancer by year-end.

●	Pre-clinical data which may support new development programs outside of pancreatic cancer by year-end and the initiation of a clinical trial in 1H ’22.

Third Quarter ended September 30, 2021 Financial Results

General and administrative expenses were $0.9 million in the third quarter of 2021, compared to $1.2 million in the third quarter of 2020. The decrease in the quarter is primarily associated with lower non-cash employee compensation.

Research and development expenses were $1.3 million in the third quarter of 2021, compared to $0.8 million in the third quarter of 2020. The increase in the quarter is due primarily to higher manufacturing costs in preparation for future clinical trials.

Net loss was $2.1 million, or $0.16 per diluted share, compared to a net loss of $1.7 million, or $0.21 per diluted share, in the third quarter of 2020.

Total cash and cash equivalents was $14.1 million as of September 30, 2021. Total current assets were $14.7 million and current liabilities were $1.3 million as of the same date.

The company had no debt as of September 30, 2021.

Conference Call Information

To participate in this event, dial approximately 5 to 10 minutes before the beginning of the call.

Date: November 10, 2021
Time: 4:30 PM Eastern Time
Toll Free: 877-545-0523; Access Code: 559201
International: 973-528-0016

The call will also be available over the Internet and accessible at: https://www.webcaster4.com/Webcast/Page/2556/43393

Conference Call Replay Information

Toll Free: 877-481-4010
International: 919-882-2331
Replay Passcode: 43393

Webcast replay: https://www.webcaster4.com/Webcast/Page/2556/43393

About SBP-101
SBP-101 is a proprietary polyamine analogue designed to induce polyamine metabolic inhibition (PMI) by exploiting an observed high affinity of the compound for pancreatic ductal adenocarcinoma and other tumors. The molecule has shown signals of tumor growth inhibition in clinical studies of US and Australian metastatic pancreatic cancer patients, suggesting potential complementary activity with an existing FDA-approved standard chemotherapy regimen. In data evaluated from clinical studies to date, SBP-101 has not shown exacerbation of bone marrow suppression and peripheral neuropathy, which can be chemotherapy-related adverse events. Serious visual adverse events have been evaluated and patients with a history of retinopathy or at risk of retinal detachment will be excluded from future SBP-101 studies. The safety data and PMI profile observed in the current Panbela sponsored clinical trial provides support for continued evaluation of SBP-101 in a randomized clinical trial. For more information, please visit https://clinicaltrials.gov/ct2/show/NCT03412799 .

About Panbela
Panbela Therapeutics, Inc. is a clinical-stage biopharmaceutical company developing disruptive therapeutics for patients with urgent unmet medical needs. The company’s initial product candidate, SBP-101, is for the treatment of patients with metastatic pancreatic ductal adenocarcinoma, the most common type of pancreatic cancer. Panbela Therapeutics, Inc. is dedicated to treating patients with pancreatic cancer and exploring SBP-101’s potential for efficacy in combination with other agents in other cancer indications. Further information can be found at www.panbela.com. Panbela Therapeutics, Inc. common stock is listed on The Nasdaq Stock Market LLC under the symbol PBLA.

Cautionary Statement Regarding Forward-Looking Statements
This press release contains “forward-looking statements,” including within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as: “believe,” “expect,” “intend,” “may,” and “plan.” Examples of forward-looking statements include statements we make regarding our intention to continue to innovate and build our patent portfolio. Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on our current beliefs, expectations, and assumptions regarding the future of our business, future plans and strategies, projections, anticipated events and trends, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control. Our actual results and financial condition may differ materially and adversely from the forward-looking statements. Therefore, you should not rely on any of these forward-looking statements. Important factors that could cause our actual results and financial condition to differ materially from those indicated in the forward-looking statements include, among others, the following: (i) our ability to obtain additional funding to complete a randomized clinical trial; (ii) progress and success of our Phase 1 clinical trial; (iii) the impact of the current COVID-19 pandemic on our ability to complete monitoring and reporting in our current clinical trial and procure the active ingredient; (iv) our ability to demonstrate the safety and effectiveness of our SBP-101 product candidate (v) our ability to obtain regulatory approvals for our SBP-101 product candidate in the United States, the European Union or other international markets; (vi) the market acceptance and level of future sales of our SBP-101 product candidate; (vii) the cost and delays in product development that may result from changes in regulatory oversight applicable to our SBP-101 product candidate; (viii) the rate of progress in establishing reimbursement arrangements with third-party payors; (ix) the effect of competing technological and market developments; (x) the costs involved in filing and prosecuting patent applications and enforcing or defending patent claims; and (xi) such other factors as discussed in Part I, Item 1A under the caption “Risk Factors” in our most recent Annual Report on Form 10-K, any additional risks presented in our Quarterly Reports on Form 10-Q and our Current Reports on Form 8-K. Any forward-looking statement made by us in this press release is based on information currently available to us and speaks only as of the date on which it is made. We undertake no obligation to publicly update any forward-looking statement or reasons why actual results would differ from those anticipated in any such forward-looking statement, whether written or oral, whether as a result of new information, future developments or otherwise.

Contact Information:

Investors:
James Carbonara
Hayden IR
(646) 755-7412
james@haydenir.com

Media:
Tammy Groene
Panbela Therapeutics, Inc.
(952) 479-1196 ext. 170
IR@panbela.com

Panbela Therapeutics, Inc.

Consolidated Statements of Operations and Comprehensive Loss (unaudited)

(In thousands, except share and per share amounts)

	Three months ended September 30,			Nine months ended September 30,
	2021	2020	Percent Change	2021	2020	Percent Change
Operating expenses:
General and administrative	$924	$1,223	-24.4%	$3,316	$2,348	41.2%
Research and development	1,286	773	66.4%	3,383	1,805	87.4%
Operating loss	(2,210)	(1,996)	10.7%	(6,699)	(4,153)	61.3%

Other income (expense):
Interest income	1	0		1	0
Interest expense	(2)	(3)	-33.3%	(9)	(12)	-25.0%
Other income	(335)	239	-240.2%	(611)	55	-1210.9%
Total other income (expense)	(336)	236	-242.4%	(619)	43	-1539.5%

Loss before income tax benefit	(2,546)	(1,760)	44.7%	(7,318)	(4,110)	78.1%

Income tax benefit	404	89	353.9%	721	222	224.8%

Net loss	(2,142)	(1,671)	28.2%	(6,597)	(3,888)	69.7%
Foreign currency translation adjustment (loss)	327	(246)	-232.9%	566	(164)	-445.1%
Comprehensive Loss	$(1,815)	$(1,917)	-5.3%	$(6,031)	$(4,052)	48.8%

Basic and diluted net loss per share	$(0.16)	$(0.21)	-23.8%	$(0.59)	$(0.55)	7.3%
Weighted average shares outstanding - basic and diluted	13,285,223	7,888,609	68.4%	11,122,725	7,085,326	57.0%

Panbela Therapeutics, Inc.

Consolidated Balance Sheets (unaudited)

(In thousands, except share amounts)

	September 30, 2021	December 31, 2020
ASSETS	(Unaudited)
Current assets:
Cash and cash equivalents	$14,072	$9,022
Prepaid expenses and other current assets	118	412
Income tax receivable	559	323
Total current assets	14,749	9,757
Other noncurrent assets	53	56
Total assets	$14,802	$9,813

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$796	$554
Accrued expenses	543	811
Total current liabilities	1,339	1,365

Stockholders' equity:
Preferred stock, $0.001 par value; 10,000,000 authorized; no shares issued or outstanding as of September 30, 2021 and December 31, 2020	-	-
Common stock, $0.001 par value; 100,000,000 authorized; 13,434,152 and 9,664,427 shares issued and outstanding as of September 30, 2021 and December 31, 2020, respectively	13	10
Additional paid-in capital	65,891	54,848
Accumulated deficit	(52,624)	(46,026)
Accumulated comprehensive income (loss)	183	(384)
Total stockholders' equity	13,463	8,448
Total liabilities and stockholders' equity	$14,802	$9,813

Panbela Therapeutics, Inc.

Consolidated Statements of Cash Flows (unaudited)

(In thousands)

	Nine Months Ended September 30
	2021	2020
Cash flows from operating activities:
Net loss	$(6,597)	$(3,888)
Adjustments to reconcile net loss to net cash used in operating activities:
Stock-based compensation	951	969
Changes in operating assets and liabilities:
Income tax receivable	(201)	133
Prepaid expenses and other current assets	221	64
Accounts payable	873	(347)
Accrued liabilities	(264)	328
Net cash used in operating activities	(5,017)	(2,741)

Cash flows from financing activities:
Proceeds from public offering of common stock net of underwriters discount and offering costs of $946	9,053	-
Proceeds from public offering of common stock and warrants net of underwriters discount and offering costs of $1,165	-	9,335
Proceeds from sale of common stock and warrants net of offering costs of $2	-	1,746
Proceeds from exercise of stock purchase warrants	1,042	52
Proceeds from paycheck protection loan	-	103
Repayments of term debt	-	(81)
Net cash provided by financing activities	10,095	11,155

Effect of exchange rate changes on cash and cash equivalents	(28)	7

Net change in cash and cash equivalents	5,050	8,421
Cash and cash equivalents at beginning of period	9,022	2,449
Cash and cash equivalents at end of period	$14,072	$10,870

Supplemental disclosure of cash flow information:
Cash paid during period for interest	$9	$5

Supplemental disclosure of non-cash transactions:
Warrants issued for future services	$-	$228
Warrants issued to underwriter	$-	$353
Amortization of warrants as offering costs	$-	$114